Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Plan, as amended, 2012 Equity Incentive Plan, as amended, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Avedro, Inc. of our report dated September 28, 2018, except for Note 17(b), as to which the date is February 4, 2019, with respect to the financial statements of Avedro, Inc. included in its Registration Statement, as amended (Form S-1 No. 333-229306) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 15, 2019